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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                                Commission File Number      000-30374
                                                       -------------------------

                             Korea Thrunet Co. Ltd.
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             (Exact name of registrant as specified in its charter)

    Asia One Building, 17-7 Yoido-dong, Youngdungpo-ku, Seoul, Korea 150-874
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              Class A common shares, par value Won 2,500 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


           Rule 12g-4(a)(l)(i)    [X]              Rule 12h-3(b)(l)(i)   [X]
           Rule 12g-4(a)(l)(ii)   [ ]              Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(2)(i)    [ ]              Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(ii)   [ ]              Rule 12h-3(b)(2)(ii)  [ ]
                                                   Rule 15d-6            [X]

     Approximate number of holders of record as of the certification or notice
date:        None
     --------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, hanarotelecom incorporated, as the surviving entity of the merger between hanarotelcom incorporated and Korea Thrunet Co. Ltd., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



    Date:    April  18, 2006        By:     /s/ Byung-Moo Park
          ---------------------        -----------------------------------------
                                       Name  : Byung-Moo Park
                                       Title : CEO of hanarotelecom incorporated